THE ANCHOR BANK

                   SALARY CONTINUATION AGREEMENT


       THIS AGREEMENT is made this 27th day of February, 1996 by and between Anchor Financial Corporation and its wholly owned subsidiary, The Anchor Bank, Myrtle Beach, South Carolina
(collectively herein called the "Company"), and Robert R.
Durant, III (the "Executive").

                           INTRODUCTION

       	To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive.

                            AGREEMENT

       	The Executive and the Company agree as follows:

                            Article 1

                           Definitions

1.1    	Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1.1 "Anniversary Date" means the 1st day of January of each calendar year.

       	1.1.2	  "Cause" shall mean (A) the breach by Executive of any
                material provision of such Executive's Employment Agreement with The Anchor Bank, provided that the Anchor Bank gives the Executive written notice of such failure and such failure is not cured within thirty (30) days thereafter; (B) the willful and continued failure by the Executive to substantially perform his duties under such Employment Agreement (other than the Executive's inability to perform, with or without reasonable accommodation, resulting from his incapacity due to physical or mental illness or impairment), after a demand for substantial performance is delivered to him by the Board of Directors of The Anchor Bank, which demand specifically identifies the manner in which the Executive is alleged to have not substantially performed his duties; (C) the willful engaging by the Executive in misconduct (criminal, immoral or otherwise) which is materially injurious to The Anchor Bank, its officers, directors, shareholders, employees, or customers, monetarily or otherwise; (D) the Executive's conviction of a felony; or (E) the commission in the course of the Executive's employment of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice, which would constitute a felony, (whether or not resulting in criminal prosecution or conviction), or any act or practice which The Anchor Bank shall, in good faith, deem to have resulted in the Executive becoming unbondable under The Anchor Bank's "banker's blanket bond". Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until Executive has been afforded a reasonable opportunity, together with his counsel, to be heard before the Board of Directors of The Anchor Bank, and a written finding has been delivered to him to the effect that in the good faith opinion of the Board of Directors of The Anchor Bank, the Executive was guilty of conduct as set forth under clause (A), (B), (C), (D) or (E) of the first sentence of this sub-paragraph, specifying in writing the particulars thereof in detail.

      	 1.1.3  	"Change of Control" means either

                   	   	(A) the acquisition, directly or indirectly, by any
                "person" (as such term is defined for purposes of Section 13(d)
                and 14(d) of the Securities Exchange Act of 1934
                ("Exchange Act")), other than by The Anchor Bank, Anchor
                Financial Corporation or any subsidiary controlled by Anchor
                Financial Corporation or any person so defined who on the date of this Agreement is a director of The Anchor Bank or Anchor
                Financial Corporation, or whose shares of stock therein are treated as "beneficially owned" (as such term is defined for purposes of Rule 13d-3 of the Exchange Act) by any such
                director, of the beneficial ownership [as such term is defined for purposes of Section 13(d)(1) of the Exchange Act] of shares in The Anchor Bank or Anchor Financial Corporation which, when added to any other shares the beneficial ownership of which is held by such acquiror, shall have fifty percent (50%) or more of the combined voting power of The Anchor Bank or Anchor
                Financial Corporation's then outstanding voting securities; or

                        (B) the occurrence of any merger, consolidation or
                reorganization to which The Anchor Bank or Anchor Financial Corporation is a party and to which The Anchor Bank or Anchor Financial Corporation (or an entity controlled by The Anchor Bank or Anchor Financial Corporation ) is not a surviving entity, or the sale of all or substantially all of the assets of The Anchor Bank or Anchor Financial Corporation.

              		The merger, combination, or consolidation of The Anchor Bank with Anchor Financial Corporation or any other wholly owned
                Subsidiary of Anchor Financial Corporation shall not be
                construed as a Change in Control.

	       1.1.4   "Code" means the Internal Revenue Code of 1986, as
                amended. References to a Code section shall be deemed to be that section as it now exists and to any successor provision.

	       1.1.5  	"Disability" means the Executive's failure to
                satisfactorily perform the essential functions of his office on a full-time basis for one hundred and eighty (180) consecutive days, with or without accommodation, by reason of the Executive's incapacity resulting from physical or mental illness or impairment, except where within fifteen (15) days after a written notice of termination is given following such absence, the Executive shall have returned to the satisfactory, full time performance of such duties. Any determination of Disability hereunder shall be made by the Board of Directors of The Anchor Bank in good faith and on the basis of the certificates of at least three (3) qualified physicians chosen by it for such purpose, one (1) of whom shall be the Executive's regular attending physician.

        1.1.6  	"Termination Date" means the date of Termination of
                Employment in any year before the Executive attains the Normal Retirement Date.

        1.1.7   "Effective Date" means the 1st day of January, 1996.

       	1.1.8  	"Month of Service" means each completed full month of a
                Year of Service.

       	1.1.9  	"Normal Retirement Date" means the Anniversary Date
                following Executive attaining age 65.

      	1.1.10  	"Termination of Employment" means the Executive's
                ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

     	 1.1.11  	"Years of Service" means the total number of consecutive
                twelve-month periods during which the Executive is employed on a full-time or part-time basis by the Company, inclusive of any approved leaves of absence, from the Effective Date of this Agreement until Termination of Employment.

                                      Article 2

                                   Lifetime Benefits

2.1	    Normal Retirement Benefit.  If the Executive terminates
        employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

      	 2.1.1  	Amount of Benefit.  The annual benefit under this Section
                2.1 is forty-six thousand three hundred eight dollars ($46,308) per year for 15 consecutive years.

        2.1.2  	Payment of Benefit.  The Company shall pay three thousand
                eight hundred fifty-eight dollars and thirty-four cents ($3,858.34) to the Executive on the first day of each month commencing with the month following the Normal Retirement Date and continuing for 179 additional months. No interest shall accrue on any portion of the unpaid balance of the amount of benefit.

2.2	    Termination Benefit.  If the Executive terminates employment before the Normal Retirement Date for reasons other than death or Disability or prior to a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.2.

      	 2.2.1  	Amount of Benefit.  The termination benefit under this
                Section 2.2 is the Executive's vested percentage of the accrued liability listed on Schedule A (for each Month of Service in a partial year, the accrued liability in the year of Termination of Employment will be increased as follows: the annual increase in the accrued liability divided by twelve (12) times the number of Months of Service), determined as of the date of Termination of Employment.

      	 2.2.2  	Payment of Benefit.  The Company shall pay the benefit to
                the Executive on the first day of each month commencing with the month following the Executive's Termination Date and continuing in equal monthly payments, including interest at 8.0% per year on the unpaid balance of the total payments, for 179 additional months.

2.3 Disability Benefit. If the Executive terminates employment because of Disability prior to a Change In Control and prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.3.

	       2.3.1 	 Amount of Disability Benefit.  The Disability Benefit
                under this Section 2.3 is 100% of the accrued liability listed on Schedule A (for each Month of Service in a partial year, the accrued liability in the year of Termination of Employment will be increased as follows [the annual increase in the accrued liability divided by twelve (12) times the number of Months of Service]), determined as of the date of Termination of Employment.

     	 2.3.2   	Payment of Benefit.  The Company shall pay the benefit to
                the Executive, at the Company's discretion, in either a lump sum payment within 60 days of Executive's termination, or in equal monthly payments, including interest at 8.0% per year on the unpaid balance of the total payments, beginning with the month following the Executive's disability and continuing for 179 months.

2.4    	Change of Control Benefit.  Upon a Change of Control while
        the Executive is in the employment of the Company, the Company shall pay to the Executive the benefit described in this Section
        2.4 in lieu of any other benefit under this Agreement.

        2.4.1 Amount of Benefit. The Change of Control benefit shall be 100% vesting in the Normal Retirement Benefit in Section 2.1.1.

       	2.4.2  	Payment of Benefit.  After a Change In Control while the
                Executive is in the employment of the Company, the Company shall pay the Normal Retirement Benefit as set forth in Sec. 2.4.1 to the Executive as described in Section 2.1.2, in lieu of any other benefit under this Agreement.

       	2.4.3  	Death Benefit After Change In Control.  In the event of
                the Executive's death after a Change In Control, regardless of whether or not the Executive is in the active service of the Company, the Death Benefit as described in Sec. 3.1.1 will be paid to the Executive's beneficiary. If the Executive dies after the benefit payments have commenced under this Article but before receiving all payments the Company shall pay the remaining benefits to the Executive's beneficiary as set forth in Sec. 3.2.

	       2.4.4  	Disability Benefit After Change In Control.  If the
                Executive terminates employment because of Disability after a Change In Control and prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Subscription 2.3.1.

                a. The amount of the Disability Benefit under this Subsection 2.4.4 is $46,308 per year for 15 consecutive years.

              		b.     	The Company shall pay $3,858.34 of the Disability
                        Benefit to the Executive on the first day of each month commencing with the month following the Executive's disability and continuing for 179 months. No interest shall accrue on any portion of the unpaid balance of the amount of benefit.


                                       Article 3

                                     Death Benefits

3.1	    Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1.

        3.1.1 Amount of Benefit. The Death Benefit under Section 3.1 shall be annual payments of forty-six thousand three hundred eight dollars ($46,308) per year for 15 consecutive years.

       	3.1.2  	Payment of Benefit.  The Company shall pay three thousand
                eight hundred fifty-eight dollars and thirty-four cents ($3,858.34) to the beneficiary on the first day of each month commencing with the month following the Executive's death and continuing for 179 additional months.

3.2    	Death During Benefit Period.  If the Executive dies after
        benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts the benefit would have been paid to the Executive had the Executive survived.

                                Article 4

                              Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a Primary and Contingent beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. A beneficiary's designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the executive's surviving spouse, if any, and if none, to the Executive's surviving children in equal shares per survivor, and if no survivors, to the Executive's estate.

4.2    	Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                Article 5

                           General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement for the following reasons:

5.1	    Termination for Cause.  If the Company terminates the
        Executive's employment for Cause.

5.2	    Suicide.  No benefits shall be payable if the Executive
        commits suicide within two years after the Effective Date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                Article 6

                        Claims and Review Procedures

6.1	    Claims Procedure.  The Company shall notify the claimant in writing, within ninety (90) days of the claimant's written application for benefits, of eligibility or non eligibility for benefits under the Agreement. If the Company determines that the claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial,
        (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect claimant's claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2	    Review Procedure.  If the claimant is determined by the
        Company not to be eligible for benefits, or if the claimant believes that claimant is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the claimant believes entitle claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the claimant (and counsel, if any) an opportunity to present claimant's position to the Company orally, or in writing, and the claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the claimant.


                                Article 7

                       Amendments and Termination

The Company reserves the right to amend or terminate this Agreement at any time. In the event of termination of this Agreement, the benefit to the Executive shall be 100% of the accrued liability listed on Schedule A (for each Month of Service in a partial year, the accrued liability in the year of termination of Agreement will be increased as follows: the annual increase in the accrued liability divided by twelve (12) times the number of Months of Service), determined as of the date of termination of Agreement. The Company shall pay the benefit to the Executive, at the Company's discretion, in either lump sum payment within 60 days of Executive's termination, or in equal monthly payments, including interest at 8.0% per year, beginning with the month following the Executive's termination of employment and continuing for 179 months. In the event of Amendment, the nonforfeitable benefit accrued as of the effective date of the Amendment shall not be reduced by the Amendment.

                        Article 8

                      Miscellaneous


8.1	    Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators.

8.2	    No Guaranty of Employment.  This Agreement is not an
        employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3    	Non-Transferability.  Benefits under this Agreement cannot
        be sold, transformed, assigned, pledged, attached or encumbered in any manner.

8.4    	Tax Withholding.  The Company shall withhold any taxes that
        are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights thereunder shall be governed by the laws of South Carolina, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and any beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Insurance on the Executive's life, if any, is a general asset of the Company to which the Executive and any beneficiary shall have no preferred or secured claim.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.


EXECUTIVE:                 COMPANY:                     Anchor Financial
                           The Anchor Bank              Corporation
/s/ Robert R. Durant, III  By:  /s/ Zeb M. Thomas       By:  /s/ Zeb M. Thomas
Robert R. Durant, III

                        ROBERT R. DURANT, III

                             SCHEDULE A

                                ACCRUED                VESTED
YEAR                           LIABILITY                  %
 1                               14,526                 30.00%

 2                               30,258                 40.00%

 3                               47,295                 50.00%

 4                               65,746                 60.00%

 5                               85,729                 70.00%

 6                              107,370                 80.00%

 7                              130,808                 90.00%

 8                              156,191                100.00%

 9                              183,681                100.00%

10                              213,452                100.00%

11                              245,694                100.00%

12                              280,612                100.00%

13                              318,429                100.00%

14                              359,384                100.00%

15                              403,739                100.00%